                                                                    Exhibit 12.1

                          HOVNANIAN ENTERPRISES, INC.

       Statement setting forth computation showing the ratio of earnings to fixed charges, including wholly owned
                   mortgage banking and finance subsidiaries.
                             (Dollars in Thousands)

                            Three                                                       Eight
                           Months       Year        Year        Year        Year       Months        Year
                            Ended       Ended       Ended       Ended       Ended       Ended       Ended
                         January 31, October 31, October 31, October 31, October 31, October 31, February 28,
                            1999        1998        1997        1996        1995        1994         1994
                           Actual      Actual      Actual      Actual      Actual      Actual       Actual
                         ----------- ----------- ----------- ----------- ----------- ----------- ------------
Net income (loss).......    6,128      25,403      (6,970)     17,287      14,128      (10,430)     18,645
Add:
 Federal and State
  Income Taxes..........    4,050      15,141      (5,154)      7,719       7,526       (5,075)      9,229
 Extraordinary Loss.....                  748                                                        1,277
 Interest Expensed Res
  & Comm................    8,511      39,352      37,704      32,157      30,744       15,668      22,530
 Interest Expensed
  Mortgage & Finance
  Subsidiaries..........      989       3,099       1,778       2,354       2,836        2,436       4,442
 Amortization of Bond
  Prepaid Expenses......      113         625         636         671         671          447         598
                           ------      ------      ------      ------      ------      -------      ------
   Total Earnings.......   19,791      84,368      27,994      60,188      55,905        3,046      56,721
                           ======      ======      ======      ======      ======      =======      ======
Fixed Charges:
 Interest Incurred Res
  & Comm................    5,055      28,947      34,777      35,551      37,828       18,966      25,968
 Interest Incurred
  Mortgage & Finance
  Subsidiaries..........      989       3,099       1,778       2,354       2,836        2,436       4,442
 Amortization of Bond
  Prepaid Expenses......      113         625         636         671         671          447         598
                           ------      ------      ------      ------      ------      -------      ------
   Total Fixed Charges..    6,157      32,671      37,191      38,576      41,335       21,849      31,008
                           ======      ======      ======      ======      ======      =======      ======
Ratio...................      3.2         2.6          (a)        1.6         1.4           (b)        1.8

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(a) Earnings for the year ended October 31, 1997 were insufficient to cover fixed charges for such period by $9,197,000.
(b) Earnings for the eight months ended October 31, 1994 were insufficient to cover fixed charges for such period by $18,803,000.